Exhibit 10.1

[Hercules Letterhead]

Hercules Capital, Inc.

Amended and Restated 2004 Equity Incentive Plan

Retention Performance Stock Unit Award Agreement

The undersigned (i) acknowledges receipt of an award (the “Award”) of performance stock units from Hercules Capital, Inc. (the “Company”) under the Amended and Restated 2004 Equity Incentive Plan (the “Plan”), subject to the terms set forth below and in the Plan; (ii) further acknowledges receipt of a copy of the Plan as in effect on the date hereof and the currently effective prospectus relating to such Plan and the most recent annual report; and (iii) agrees with the Company as follows:

1.	Effective Date. This Agreement shall take effect as of May 2, 2018, which is the date of grant of the Award (the “Grant Date”).
2.

Performance Stock Unit.  Subject to the terms and provisions of the Plan and the Award, the undersigned has been granted performance stock units (“PSUs”) for [No. of Performance Stock Units] PSUs at Threshold Performance, [No. of Performance Stock Units] PSUs at Target Performance and [No. of Performance Stock Units] PSUs at Maximum Performance, as the case may be, in respect of and for the four-year performance period beginning on the Grant Date and ending on the fourth anniversary of the Grant Date (the “Performance Period”).  Threshold Performance, Target Performance and Maximum Performance are set forth in Section 7 below.  Subject to earlier vesting pursuant to Section 7 below, the Award shall cliff-vest on the fourth anniversary of the Grant Date.

3.

Settlement of Award.  Except as otherwise provided in this Agreement, subject to the undersigned’s Continuous Service with the Company or an Affiliate, the Company will settle the PSUs by delivering to the undersigned a number of shares of common stock of the Company (the “Shares”) equal to the number of PSUs earned and vested pursuant to Section 7 below by reference to the Relative TSR Percentile Rank (as defined in Section 7).  The vested portion of the Award shall be settled as soon as reasonably practicable following the Settlement Date (as defined in Section 10 below), subject to the requirements set forth in Section 10 below.

4.

Meaning of Certain Terms; Plan Controls.  The Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control.  Unless otherwise stated herein, capitalized terms used herein have the meanings set forth in the Plan.

5.	Nontransferability of PSUs. The PSUs acquired by the undersigned pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of.
6.

Forfeiture Risk.  If the undersigned ceases to be an employee of the Company and its Affiliates for any reason, other than as provided in Section 7 below, any then outstanding and unvested PSUs shall be automatically and immediately forfeited with no compensation due to the undersigned.

7.	Vesting of PSUs. The PSUs shall vest, subject to the terms of this Agreement, in accordance with the provisions of this Section 7 as follows:

The PSUs shall vest based on the Company’s relative total shareholder return (“TSR”) over the Performance Period compared to the Peer Group (as defined below) (the “Relative TSR Percentile Rank”).  TSR is calculated by dividing (i) the 20 trading-day volume weighted average share price of the Company’s (or a member of the Peer Group’s, as applicable) common stock at the end of the Performance Period (with such 20 trading-day period to end on the last day of the Performance Period or, if the last day of the Performance Period is not a trading day, on the last trading day of the Performance Period), plus cumulative dividends declared and paid during such Performance Period, if any (with any such dividends deemed to have been reinvested on a compounded basis in shares of the Company’s (or a member of the Peer Group’s, as applicable) common stock on the dividend settlement date) by (ii) the closing share price of the Company’s (or a member of the Peer Group’s, as applicable) common stock on the Grant Date.  Dividends deemed reinvested shall be deemed to constitute outstanding shares for purposes of subsequent dividends declared and paid by the Company (or a member of the Peer Group, as applicable).

Relative TSR Percentile Rank	Number of PSUs Vesting
90% or greater (“Maximum Performance”)	[No. of Performance Stock Units] [200% of amount of PSUs vesting for Target Performance]
50% (“Target Performance”)	[No. of Performance Stock Units] [100% of amount of PSUs vesting for Target Performance]
25% (“Threshold Performance”)	[No. of Performance Stock Units] [50% of amount of PSUs vesting for Target Performance]
Less than 25%	0

No Retention PSUs will vest if the Company’s Relative TSR Percentile Rank is not at or above the 25th percentile level of the Peer Group.  50% of the target number of Retention PSUs will vest if the Company’s Relative TSR Percentile Rank is at the 25th percentile level of the Peer Group.  100% of the target number of Retention PSUs will vest if the Company’s Relative TSR Percentile Rank is at the 50th percentile level of the Peer Group.  200% of the target number of Retention PSUs will vest if the Company’s Relative TSR Percentile Rank is at the 90th percentile level of the Peer Group.  If the Company’s Relative TSR Percentile Rank is between the 25th percentile and the 50th percentile, or between the 50th percentile and the 90th percentile, of the Peer Group, the number of vested and payable Retention PSUs will be determined by linear interpolation between the foregoing metrics.

For purposes of this Agreement, “Peer Group” means the public business development companies listed on Schedule A.  Any such business development company that is acquired during the Performance Period shall be eliminated from the Peer Group.  Any such business development company that files for bankruptcy under federal law during the Performance Period shall be deemed to have a final TSR of -100%.  Any new business development company that emerges because of an initial public offering or spin-off shall not be added to the Peer Group.

For purposes of and subject to this Agreement, “Vesting Date” shall mean the earliest to occur of (1) the last day of the Performance Period, (2) the death or disability (as defined in Treasury Regulation Section 1.409A-3(i)(4)(i)(A)) of the undersigned or (3) the consummation of a Covered Transaction.

Notwithstanding the foregoing, no PSUs shall vest on any Vesting Date or otherwise if the undersigned terminates Continuous Service prior to such Vesting Date or if the Company’s Relative TSR Percentile Rank is below the 25th percentile level of the Peer Group; provided, however, that (i) upon the death or disability (as defined in Treasury Regulation Section 1.409A-3(i)(4)(i)(A)) of the undersigned, the PSUs shall vest on the date of such death or disability, with the Relative TSR Percentile Rank used to calculate such vesting to be the greater of (a) 50% and (b) the actual Relative TSR Percentile Rank as of the date of such death or disability, (ii) upon a termination of Continuous Service by the Company without Cause (as defined below) prior to a Covered Transaction, a pro-rata portion of the PSUs (pro-rated on a monthly basis to account for service between the Grant Date and the date of termination of Continuation Service) shall vest based on the actual Relative TSR Percentile Rank during the entire Performance Period (for the avoidance of doubt, the Relative TSR Percentile Rank shall be calculated following the completion of the Performance Period) and (iii) upon the consummation of a Covered Transaction, the PSUs shall vest based on the actual Relative TSR Percentile Rank as of the date of such Covered Transaction.  In respect of (iii), total shareholder return shall be calculated (x) for the Company, along with cumulative compounded reinvested dividends, by using (1), in the case of a stock sale or merger, the value per Share received or to be received in any delayed payment structure, earnout or similar arrangement by the Company’s stockholders in such Covered Transaction, (2) in the case of an asset sale, the value per Share received or to be received in any delayed payment structure, earnout or similar arrangement by the Company’s stockholders in such Covered Transaction adjusted upward to reflect a sale of 100% of the Company’s assets (as determined by the Compensation Committee in its sole discretion), (3) in the case of a majority board shift, the closing per share price on the date of such Covered Transaction and (4) in the case of a Covered Transaction pursuant to prong (v) of the definition in the Plan or any other Covered Transaction not described in (1) – (3), the closing price or other value per Share on the date of such Covered Transaction and all other value received or to be received in any delayed payment structure, earnout or similar arrangement by the Company’s stockholders in such Covered Transaction, in each case as determined by the Compensation Committee in its discretion and (y) for each member of the Peer Group, by calculating such Peer Group member’s actual TSR during the period between the Grant Date and the date of such Covered Transaction.  The provisions of the Retention Agreement between the undersigned and the Company, dated as of October 26, 2017 (the “Retention Agreement”) or any other employment, retention or separation agreement between the undersigned and the Company shall not apply to this Award, notwithstanding anything to the contrary in the Retention Agreement or any other agreement between the undersigned and the Company.

Following the completion of the Performance Period or, in respect of any earlier Vesting Date, the Compensation Committee shall review and certify in writing the Relative TSR Percentile Rank and calculate and certify in writing the portion of the PSU which shall vest based upon the level of achievement of the Relative TSR Percentile Rank.

For purposes of the Award, “Cause” means (i) engaging in (A) willful or gross misconduct or (B) willful or gross neglect; (ii) failing to adhere to the lawful written directions of superiors or the Board or to the materially significant written policies and practices of the Company or its Affiliates (in each case, with circumstances giving rise to “Cause” to exist only following (x) a written warning from the Board or the undersigned’s direct supervisor, delivered to the undersigned following the Board or the undersigned’s direct supervisor becoming aware of such conduct and (ii) the undersigned failing to cure such conduct within forty-five (45) days following the delivery of such written warning); (iii) the commission and conviction of a felony or a crime involving any of the following: material moral turpitude, material dishonesty, material breach of trust or unethical business conduct; or the commission and conviction of a material crime involving the Company or its Affiliates; (iv) conviction of material fraud, misappropriation or embezzlement; (v) a material breach of the undersigned’s employment agreement (if any) with the Company or its Affiliates; (vi) acts or omissions constituting a material failure to perform substantially and adequately the duties assigned to the undersigned; (vii) any illegal act detrimental to the Company or its Affiliates; or (viii) repeated failure to devote substantially all of the undersigned’s business time and efforts to the Company.

8.

Dividend Equivalents. The undersigned shall be entitled to receive dividend equivalents on all vested PSUs payable in shares of Stock or, if the Plan (and any restatement of the Plan) does not have sufficient shares of Stock available for settlement of such dividend equivalents, such dividend equivalents shall be payable in cash.  Any such dividend equivalents shall be credited, and shall be deemed to be (or have been) hypothetically reinvested at fair market value in shares of Stock, on the date on which any such dividend is paid by the Company on its Stock (“Dividend Shares”).  Dividend Shares shall be deemed to constitute outstanding shares for purposes of subsequent dividend payments by the Company.  Dividend Shares and/or accumulated cash, as the case may be, shall be settled and delivered or paid on the date that the PSUs to which they relate are settled and delivered if, and only to the extent that, the related PSU is vested.  The actual number of shares of Stock for which Dividend Shares are credited and paid and/or the actual amount of accumulated cash paid, as the case may be, shall be determined by the Compensation Committee at the end of the applicable Performance Period by reference to, and taking into account, only the actual level or levels of performance achieved by the Company.  To the extent that all or any portion of the related PSU does not vest or is forfeited, any Dividend Shares and/or accumulated cash, as the case may be, corresponding to the portion of the PSU that does not vest or is forfeited shall similarly not vest and be forfeited by the undersigned without any compensation therefore.

9.

Sale of Vested Shares.  The undersigned shall be free to sell any Share once it has been transferred to the undersigned in settlement of any vested PSU, subject to (i) satisfaction of any applicable tax withholding requirements with respect to the settlement of such PSU; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; and (iii) applicable requirements of federal and state securities laws.
10.

Deferred Settlement.  Settlement of the Award shall be deferred until the fifth anniversary of the Grant Date (the “Fixed Settlement Date”), subject to this Section 10.  Notwithstanding the foregoing, upon the earlier to occur of (i) the undersigned’s death or disability (as defined in Treasury Regulation Section 1.409A-3(i)(4)(i)(A)) or (ii) the consummation of a Covered Transaction (provided that such Covered Transaction constitutes a “change in the ownership or effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case within the meaning of Code Section 409A and the regulations promulgated thereunder) (any such date, the “Alternative Settlement Date”), the vested portion of such Award shall be payable on the Alternative Settlement Date, subject to this Section 10.  In each case, settlement of the Award is subject to the undersigned executing a restrictive covenant agreement (containing nonsolicitation, nondisparagement and nondisclosure provisions) which includes a general release of claims in favor of the Company (such agreement, the “Release”) within sixty (60) days following the Settlement Date (as defined below), with settlement to be made within five (5) business days after the date the Release becomes non-revocable; provided, however, that if such sixty (60) day period spans two calendar years, settlement shall be made in the second calendar year, regardless of when the Release becomes non-revocable; provided, further, that if the undersigned is terminated for Cause prior to the Settlement Date (as defined below), the entire Award shall be immediately forfeited with no compensation due to the undersigned (including, without limitation, if at any time following the undersigned’s termination of Continuous Service and prior to the Settlement Date, the Board determines that grounds to terminate the undersigned’s Continuous Service for Cause existed as the time of such termination).  Each of the Fixed Settlement Date and the Alternative Settlement Date are sometimes referred to herein as the “Settlement Date.”   For the avoidance of doubt, if the Release does not become non-revocable within sixty (60) days following the Settlement Date, the undersigned shall forfeit the Award.

The Award represents an unfunded and unsecured promise on behalf of the Company.  The right of any Participant to receive settlement of the Award from the Company shall be no greater than the right of any general unsecured creditor of the Company or any Affiliate.

11.

Code Section 409A.  Awards under the Plan are intended either to qualify for an exemption from Code Section 409A or to comply with the requirements thereof, and shall be construed accordingly.  Notwithstanding anything in the Plan or any Award or agreement thereunder to the contrary, any settlement, payments or benefits due under the Plan or any Award or agreement thereunder that constitute non-exempt “deferred compensation” (as defined in Code Section 409A) that are otherwise payable by reason of a termination of Continuous Service will not be settled, paid or provided until a Participant has undergone a “separation from service” (as defined in Code Section 409A) and if a settlement, payment or benefit provided for in the Plan or any Award or agreement thereunder would be subject to additional tax under Code Section 409A if settled, paid or provided within six (6) months after a Participant’s separation from service, then such settlement, payment or benefit shall not be settled, paid or provided during the six-month period immediately following such Participant’s separation from service except as provided in the immediately following sentence.  In such an event, any settlement, payment or benefits that otherwise would have been made or provided during such six-month period and that would have incurred such additional tax under Code Section 409A shall instead be settled, paid or provided in a lump sum payment on the first day following the termination of such six-month period or, if earlier, within ten days following the date of the Participant’s death.  A Participant’s right to receive any installment settlements or payments under the Plan shall be treated as a right to receive a series of separate payments and accordingly, each such installment shall at all times be considered a separate and distinct payment as permitted under Code Section 409A.  None of the Company, its Affiliates or their respective directors, officers, employees or advisors will be held liable for any taxes, interest or other amounts owed by any Participant as a result of the application of Code Section 409A or otherwise.

12.

Certain Tax Matters.  The undersigned expressly acknowledges the vesting or settlement of the PSUs acquired hereunder (including, without limitation, any dividend equivalents) may give rise to "wages" subject to withholding.  The undersigned expressly acknowledges and agrees that the rights hereunder are subject to the undersigned promptly paying to the Company in cash (or by such other means as may be acceptable to the Compensation Committee in its discretion, including by the delivery of previously acquired Shares or by the withholding of Shares from the settlement of any PSU hereunder) all taxes required to be withheld in connection with the settlement of the Award.

13.

Investment Company Act of 1940.  The undersigned hereby acknowledges and agrees that, pursuant to Sections 4(F) and 15 of the Plan, the Award of PSUs hereunder may be cancelled or modified by the Company if such Award, at any time and for any reason, would cause the Company to violate or contravene any applicable provision of the Investment Company Act of 1940, as amended (and/or the applicable rules and regulations promulgated thereunder).  Any such cancellation or modification shall be effective and binding on the undersigned immediately upon notification thereof.

14.

Certain Changes; Rights as a Stockholder.  The number and class of shares of Stock or other securities which are distributable to the undersigned with respect to any PSU covered by this Award shall be adjusted proportionately or as otherwise appropriate to reflect any increase or decrease in the number of issued shares of Stock resulting from a stock split, spin-off, split-off, recapitalization, capital reorganization, reclassification of shares of Stock, merger or consolidation, or any like capital adjustment, or the payment of any Stock dividend, and/or to reflect a change in the character or class of shares covered by the Plan arising from a readjustment or recapitalization of the Company’s capital stock, in each case as determined by the Board or the Committee.

15.

Additional Restrictions; Amendments; No Right to Continuous Service.  The Company may impose additional conditions or restrictions on the Award as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws.  The Company shall not be obligated to issue or deliver any Stock if such action violates any provision of any law or regulation of any governmental authority or national securities exchange and which violation would have material adverse consequences to the Company; provided, however, that if issuing or delivering any Stock under the Award would violate any provision of any law or regulation of any governmental authority or national securities exchange and result in such material adverse consequences to the Company, the Company shall make an alternative payment to the undersigned having substantially similar economic value within sixty (60) days of the date the Award would otherwise be settled.  The Company may amend the terms of this Award to the extent that it deems appropriate to carry out the terms of the Plan, but no such amendment shall materially or adversely affect the undersigned without the undersigned’s written consent.  The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Board or the Committee.  Nothing in this Award shall confer on the undersigned the right, express or implied, to continued Continuous Service or interfere in any way with the absolute right of the Company or its Affiliates to terminate the undersigned’s Continuous Service at any time.

16.

Cooperation Following Termination of Continuous Service.  The undersigned agrees to cooperate with the Company and its Affiliates following the termination of the undersigned’s Continuous Service for any reason by making himself/herself reasonably available to testify on behalf of the Company and its Affiliates in any action, suit or proceeding, whether civil, criminal, administrative or investigative, and to assist the Company and its Affiliates in any such action, suit or proceeding by providing information and meeting and consulting with the Company’s and its Affiliates’ representatives or counsel as requested; provided, however, that such cooperation or participation does not materially interfere with the undersigned’s then current professional activities.  The Company agrees to (i) reimburse the undersigned, on an after-tax basis, for all reasonable expenses actually incurred and (ii) pay to the undersigned, for each day on which the undersigned provides testimony or assistance, cash in an amount calculated by dividing the undersigned’s base salary immediately prior to the termination of the undersigned’s Continuous Service by 365.

17.	Governing Law. This Agreement shall be governed by the laws of the state of Maryland.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

HERCULES CAPITAL, INC.

By_______________________________

Jorge Titinger

Director

Dated:  __________________

The foregoing Performance Stock Unit
Award Agreement is hereby agreed to and accepted:

By_______________________________

[Signature of Grantee]

_______________________________

Print Name

Schedule A

Peer Group Members

•Alcentra Capital Corporation	•Monroe Capital Corporation
•Apollo Investment Corporation	•MVC Capital, Inc.
•Ares Capital Corporation	•New Mountain Finance Corporation
•BlackRock Capital Investment Corporation	•Newtek Business Services Corp.
•Capital Southwest Corporation	•Oaktree Specialty Lending Corporation
•Capitala Finance Corp.	•OFS Capital Corporation
•Fidus Investment Corporation	•PennantPark Investment Corporation
•FS Investment Corporation	•Prospect Capital Corporation
•Garrison Capital Inc.	•Saratoga Investment Corp.
•Gladstone Capital Corporation	•Solar Capital Ltd.
•Gladstone Investment Corporation	•Stellus Capital Investment Corp.
•Goldman Sachs BDC, Inc.	•TCP Capital Corp.
•Golub Capital BDC, Inc.	•THL Credit, Inc.
•Harvest Capital Credit Corporation	•TICC Capital Corp.
•Horizon Technology Finance Corporation	•TPG Specialty Lending, Inc.
•KCAP Financial, Inc.	•Triangle Capital Corporation
•Main Street Capital Corporation	•TriplePoint Venture Growth BDC Corp.
•Medley Capital Corporation	•WhiteHorse Finance, Inc.